EXHIBIT 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Wednesday, July 27, 2005

Pan Pacific Retail Properties Reports Strong 2nd Quarter Results

11.9% Increase in Funds From Operations Per Share, Reaffirms 2005 Guidance

SAN DIEGO, Calif., July 27, 2005 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the second quarter ended June 30, 2005. All per share amounts are on a diluted basis.

•	12.3% increase in total Funds From Operation (FFO) to $38.6 million for 2Q’05 vs. 2Q ‘04 (1)

•	11.9% increase in FFO per share to $0.94 for 2Q’05 vs. 2Q ‘04 (1)

•	Net income of $24.4 million for 2Q’05

•	Earnings per share of $0.60 for 2Q’05

•	$68.7 million grocery-anchored shopping center acquisitions year-to-date

•	96.9% portfolio occupancy rate at June 30, 2005

•	3.8% increase in same-property net operating income for 2Q’05 vs. 2Q’04

•	180 leases executed during 2Q’05, totaling 434,711 square feet

•	22.1% increase in base rent on same-store new and renewed leases for 2Q’05

•	27.4% debt to total market capitalization ratio at June 30, 2005

•	3.3 to 1.0 interest coverage ratio for 2Q’05

•	$0.59 per share quarterly common cash dividend paid

•	63.0% FFO payout ratio for 2Q’05

(1)	See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “The second quarter and the first six months of 2005 have been exceptionally strong. During the second quarter, we achieved a 22.1% increase in same-store releasing rents, our largest increase in four years, and a 3.8% increase in same-property net operating income, representing our 32nd consecutive quarter of generating same-property NOI growth. While focusing on maximizing property operations, we also continue to enhance our presence within our core markets through strategic acquisitions. Year-to-date we have acquired four shopping centers totaling $68.7 million.” Tanz continued, “Our ability to consistently achieve a balance of internal and external growth continues to drive funds from operations higher. During the first six months, we achieved 10.7% growth in FFO per share, including 11.9% in the second quarter, putting us firmly on track to achieve our stated growth objective for the year.”

FINANCIAL RESULTS

For the three months ended June 30, 2005 total Funds from Operations (FFO) increased 12.3% to $38.6 million, compared with FFO for the three months ended June 30, 2004 of $34.4 million. On a per share basis, FFO increased 11.9% to $0.94 for the three months ended June 30, 2005 compared to $0.84 for the three months ended June 30, 2004. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

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Total revenue increased 8.6% to $76.4 million for the three months ended June 30, 2005 as compared to total revenue of $70.3 million for the three months ended June 30, 2004.

For the three months ended June 30, 2005, net income was $24.4 million or $0.60 per share, as compared to $23.1 million or $0.57 per share during the second quarter of 2004.

At June 30, 2005, the Company’s total market capitalization was approximately $3.8 billion (based on the market closing price of Pan Pacific’s common stock on June 30, 2005, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At June 30, 2005, the Company had approximately $1.0 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 27.4%. The Company’s debt was comprised of: $554.4 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.5%, and a weighted average maturity of 6.2 years; $353.3 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.5%, and a weighted average maturity of 3.7 years; $121.9 million of floating-rate debt outstanding on the Company’s unsecured line of credit, which had a weighted average interest rate of 4.0% at June 30, 2005; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 2.2% as of June 30, 2005.

For the quarter ended June 30, 2005, the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On April 29, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.59 per share. The dividend was paid on June 15, 2005 to stockholders of record on May 27, 2005. The quarterly cash dividend equates to $2.36 per share on an annualized basis.

OPERATING RESULTS

Leasing Activity

At June 30, 2005, the Company’s portfolio was 96.9% leased to 3,452 tenants. For the three months ended June 30, 2005, the Company executed 180 leases (new and renewed) for 434,711 square feet of gross leasable area, and achieved a 22.1% increase over prior rents on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended June 30, 2005 and 2004, same property net operating income increased 3.8%.

Same Property Operating Data

(In thousands)

	Three Months Ended June 30,
	2005	2004
Total revenue	$72,160	$69,718
Operating expenses	18,010	17,532

Operating income	$54,150	$52,186	3.8%

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INVESTMENT ACTIVITY

During the second quarter the Company acquired two grocery-anchored neighborhood centers, in its Oregon and Nevada markets for a total investment of approximately $19.0 million. Subsequent to the second quarter the Company acquired a grocery-anchored neighborhood center in its Washington market for approximately $27.0 million. Year-to-date the Company has acquired four grocery-anchored shopping centers for a total investment of $68.7 million, which was financed through a combination of the assumption of existing debt, aggregating $31.2 million, borrowings under the Company’s unsecured line of credit facility and cash flow from operations.

Jefferson Square

On July 22, 2005, the Company acquired Jefferson Square, a grocery-anchored shopping center located in Seattle, Washington, for $27.0 million. The 147,000 square foot center is located at the intersection of 42nd Avenue S.W. and S.W. Alaska Street in West Seattle. Jefferson Square is currently 98.4% leased and is anchored by Safeway Supermarket and Bartell Drugstore.

Troutdale Market Shopping Center

On May 23, 2005, the Company acquired Troutdale Plaza, a grocery-anchored neighborhood shopping center located in Troutdale (Portland) Oregon, for $8.2 million. The 90,137 square foot center is located at the intersection of S.E. Stark and Troutdale Road. Troutdale Center is currently 62% leased and is anchored by Thriftway Supermarket.

North Reno Plaza

On May 19, 2005, the Company acquired North Reno Plaza, a grocery-anchored neighborhood shopping center located in Reno, Nevada, for $10.8 million. The 126,840 square foot center is located on Silverada Boulevard, in close proximity to the Company’s Caughlin Ranch Shopping Center and Mira Loma Shopping Center. North Reno Plaza is currently 100% leased and is anchored by Sak ‘N Save Supermarket.

2005 EARNINGS GUIDANCE

The Company reaffirmed its previously disclosed 2005 full-year FFO per share guidance range of $3.77 to $3.80. This guidance is based on current expectations and is forward-looking.

	Q3 ‘05	Year 2005
Expected earnings per share (diluted)	$0.66 - $0.68	$2.69 - $2.72
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.93 - $0.95	$3.77 - $3.80

2ND QUARTER 2005 CONFERENCE CALL

On Wednesday, July 27, 2005, at 12:00 Noon Eastern Time, the Company will be hosting a conference call to discuss its second quarter results for 2005. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through August 27, 2005 at (877) 660-6853, pass code 286, confirmation 159280.

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A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through August 27, 2005.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 137 properties, encompassing approximately 22.4 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

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Consolidated Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS:
Properties, at cost:
Land	$559,578	$549,722
Buildings and improvements	1,512,623	1,482,118
Tenant improvements	64,423	60,472

	2,136,624	2,092,312
Less accumulated depreciation and amortization	(220,332)	(200,181)

	1,916,292	1,892,131

Investments in unconsolidated entity	1,442	1,387
Cash and cash equivalents	5,817	2,411
Accounts receivable	7,106	11,853
Accrued rent receivable	27,180	25,936
Notes receivable	7,383	7,511
Deferred lease commissions	15,162	14,188
Prepaid expenses	18,624	19,835
Other assets	22,440	20,192

	$2,021,446	$1,995,444

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$359,266	$343,736
Line of credit payable	121,900	113,000
Senior notes	554,375	554,290
Accounts payable, accrued expenses and other liabilities	36,615	39,205

	1,072,156	1,050,231
Minority interests	29,493	30,079

Stockholders’ equity:
Common stock	407	405
Paid in capital in excess of par value	967,091	959,925
Deferred compensation	(10,029)	(7,093)
Accumulated deficit	(37,672)	(38,103)

	919,797	915,134

	$2,021,446	$1,995,444

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Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)
	2005	2004	2005	2004
REVENUE:
Base rent	$59,217	$53,989	$117,405	$106,874
Percentage rent	384	747	1,264	1,551
Recoveries from tenants	14,857	13,906	30,652	27,372
Income from unconsolidated entities	88	103	242	272
Other	1,840	1,575	3,153	3,046

	76,386	70,320	152,716	139,115

EXPENSES:
Property operating	10,119	9,397	20,563	18,994
Property taxes	6,182	5,885	12,659	11,534
Depreciation and amortization	13,910	10,873	27,755	21,733
Interest	17,088	15,139	33,720	30,389
General and administrative	3,850	3,453	7,918	6,759
Other	247	2,332	499	2,792

	51,396	47,079	103,114	92,201

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	24,990	23,241	49,602	46,914
Minority interests	(570)	(651)	(1,188)	(1,282)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	24,420	22,590	48,414	45,632
Discontinued operations	—	512	—	1,207

NET INCOME	$24,420	$23,102	$48,414	$46,839

Basic earnings per share:
Income from continuing operations	$0.60	$0.56	$1.20	$1.14
Discontinued operations	$—	$0.02	$—	$0.03
Net income	$0.60	$0.58	$1.20	$1.17
Diluted earnings per share:
Income from continuing operations	$0.60	$0.56	$1.19	$1.13
Discontinued operations	$—	$0.01	$—	$0.03
Net income	$0.60	$0.57	$1.19	$1.16

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Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004*	2005	2004*
FUNDS FROM OPERATIONS:

Net Income	$24,420	$23,102	$48,414	$46,839
Plus depreciation and amortization expense	13,910	10,928	27,755	21,888
Plus depreciation on unconsolidated entities	61	59	145	118
Less corporate FF&E depreciation (included above)	(94)	(72)	(178)	(140)
Less depreciation on minority interests	(66)	(66)	(132)	(131)
Plus operating subsidiary minority interests	371	410	753	806
Less gain on sale of discontinued operations	—	—	—	(178)

Funds From Operations	$38,602	$34,361	$76,757	$69,202

Funds From Operations Per Share	$0.94	$0.84	$1.86	$1.68

Diluted Weighted Average Shares Outstanding	41,217,440	41,103,866	41,199,775	41,091,332

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q and Form 10-K for 2004 filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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